AgroFresh Solutions Reports Second Quarter and First Half 2016 Results

•	Second quarter 2016 Sales of $18.4 million, up from second quarter 2015 sales of $17.7 million. First half 2016 sales of $46.8 million, down from first half 2015 sales of $50.5 million

•	First half 2016 operating cash flow of $8 million

•	Full year Adjusted EBITDA(1) guidance of $90 million to $100 million confirmed

August 9, 2016 -- AgroFresh Solutions, Inc. (“AgroFresh” or the “Company”) (NASDAQ: AGFS), a global leader in produce freshness solutions, announced financial results for the second quarter and six months ended June 30, 2016. AgroFresh became a stand-alone company upon the closing of a transaction with The Dow Chemical Company (“Dow”) on July 31, 2015 (the “Business Combination”). AgroFresh is in the business of preserving and enhancing the quality and freshness of food, reducing food waste and improving productivity.

Dr. Nance Dicciani, Chair of AgroFresh's Board and acting co-CEO commented, “Sales and Adjusted EBITDA for the second quarter and first half of 2016 came in within guidance. We’ve accelerated the launch of our new product offerings, taken steps to defend and strengthen our market share, and made progress on our external development strategy. We are doing well with our SmartFresh™ and Harvista™ technologies against competition and we expect growth in the Northern Hemisphere with respect to both products. We expect our new product offerings to bring much-needed diversification to our portfolio.”

In conclusion, Dr. Dicciani stated, “We feel good about our position, and our prospects of having a strong second half on the back of a good Northern Hemisphere apple crop, and we confirm our full year Adjusted EBITDA guidance of $90 million to $100 million. We continue to place a high emphasis on operating and financial discipline, and are excited about the next chapter of AgroFresh under our new CEO, Jordi Ferre.”

(1) Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA, and the tables at the end of this press release for a reconciliation of GAAP results to this non-GAAP financial measure.

Financial Highlights for the Second Quarter of 2016

Sales for the second quarter of 2016 were $18.4 million, up 4 percent from $17.7 million in the prior year period. The increase was attributed to sales shifts between the first quarter and the second quarter due to the late harvest in the southern hemisphere, partially offset by unfavorable weather conditions in Brazil and Argentina. The Company held or improved market share in all key southern hemisphere markets.

Cost of sales for the second quarter of 2016 was $15.8 million, or $3.8 million excluding the amortization of a non-cash inventory step-up adjustment of $11.9 million and stock compensation expense included in cost of sales of $0.1 million, resulting in a gross profit margin of approximately 14 percent and an adjusted gross profit margin of approximately 79 percent. Gross profit margin was 71 percent for the second quarter of 2015.

Research and development expenses for the second quarter of 2016 were $3.8 million, reflecting continued investments in growth initiatives. Selling, general and administrative expenses for the second quarter of 2016 were $14.5 million, which include $3.3 million of non-recurring expenses, including but not limited to professional service costs to establish corporate governance and back office infrastructure.

Net loss for the second quarter of 2016 was $25.2 million compared to net loss of $14.0 million in the same quarter of 2015. The increase in net loss is attributable to increased costs to support the Company’s stand-alone infrastructure associated with being an independent public company, as well as additional amortization and interest expenses. Adjusted EBITDA was $0.7 million for the second quarter of 2016 compared to Adjusted EBITDA loss of $0.4 million in the same quarter of 2015. The period-over-period change in Adjusted EBITDA reflects increased sales and higher adjusted gross margin, which were partially offset by increased costs to support the Company’s stand-alone infrastructure associated with being an independent public company.

Financial Highlights for the First Six Months of 2016

Sales for the first six months of 2016 were $46.8 million, down 7 percent from $50.5 million in the prior year period. The decrease was primarily attributable to lower sales volume due to unfavorable weather conditions in Brazil and Argentina, which was partially offset by holding or improving market share in all key southern hemisphere markets. The Company successfully launched Harvista™ pre-harvest technology in Argentina, which also helped to mitigate the decline in sales.

Cost of sales for the first six months of 2016 was $39.7 million, or $8.9 million excluding the amortization of a non-cash inventory step-up adjustment of $30.4 million, stock compensation costs included in cost of sales of $0.3 million and severance costs included in cost of sales of $0.1 million, resulting in a gross profit margin of 15 percent and an adjusted gross profit margin of 81 percent. Gross profit margin was 80 percent for the first six months of 2015.

Research and development expenses for the first six months of 2016 were $8.2 million, reflecting continued investment in growth initiatives. Selling, general and administrative expenses for the first six months of 2016 were $34.2 million, which include $2.3 million of severance and related costs primarily for the separation of former executives and $9.7 million of non-recurring expenses, including but not limited to professional service costs to establish corporate governance and back office infrastructure.

Net loss for the first six months of 2016 was $50.3 million compared to net loss of $11.5 million for the first six months of 2015. The increase in net loss is attributable to increased costs to support the Company’s stand-alone infrastructure associated with being an independent public company, as well as additional amortization and interest expenses. Adjusted EBITDA was $9.7 million for the first six months of 2016 compared to Adjusted EBITDA of $18.0 million in the same period of the prior year. The period-over-period decline in Adjusted EBITDA is attributable to lower sales and increased costs to support the Company’s stand-alone infrastructure associated with being an independent public company.

Balance Sheet and Cash Flow

The balance sheet as of June 30, 2016 reflects long-term debt of $405.1 million and short-term debt of $4.3 million associated with the financing of the Business Combination.

The Company generated $7.9 million of operating cash flow in the first six months of 2016. At June 30, 2016, the ending cash position for the Company was $60.3 million.

2016 Business Outlook

The Company continues to expect full year 2016 Sales to increase 5 percent to 12 percent year-over-year and expects full year Adjusted EBITDA to range from $90 million to $100 million.

Conference Call

The Company will conduct a conference call to discuss its second quarter 2016 results at 8:30 a.m. Eastern Time on August 9, 2016. To access the call, please dial (877) 407-4018 from the U.S. or (201) 689-8471 from outside the U.S. The conference call I.D. number is 13641068. The call will also be available as a live webcast with an accompanying slide presentation, which can be accessed on the “Events & Presentation” tab of the Investor Relations section of the Company’s website, www.agrofresh.com. All participants should call or access the website approximately 10 minutes before the conference call begins.

A telephonic replay of this conference call will also be available by dialing (877) 870-5176 (US) and (858) 384-5517 (International) from 11:30 am ET on August 9, 2016 until 11:59 pm ET on August 23, 2016.

Basis for Presentation

As a result of the Business Combination, the Company was identified as the acquirer for accounting purposes, and the AgroFresh Business, which is the business conducted by Dow prior to the closing of the Business Combination, through a combination of wholly-owned subsidiaries and operations of Dow, including through AgroFresh Inc. in the United States, is the acquiree and accounting Predecessor for periods prior to July 31, 2015 (the “Closing Date”). Where we discuss results for the three and six month periods ended June 30, 2015, we are referring to the results of the Predecessor. On the Closing Date, the Company, which was formerly named Boulevard Acquisition Corp., was re-named AgroFresh Solutions, Inc. and is the “Successor” for periods after the Closing Date, which includes consolidation of the AgroFresh Business subsequent to the Closing Date. The acquisition was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the financial statements for the Predecessor period and for the Successor period are presented on different bases. The historical financial information of Boulevard Acquisition Corp. prior to the Business Combination has not been reflected in the Predecessor period financial statements as those amounts are not considered to be material.

Non-GAAP Financial Measures

This press release contains certain financial measures, in particular Adjusted EBITDA and adjusted gross profit margin, which are not presented in accordance with GAAP. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance. Management believes that these measures enhance a reader’s understanding of the financial performance of the Company, are more indicative of operating performance of the Company, and facilitate a better comparison between fiscal periods, as the non-GAAP measures exclude items that are not considered core to the Company’s operations. In particular, Adjusted EBITDA is a key measure used by the Company to evaluate its performance, and is calculated by the Company in a manner consistent with the definition of Consolidated EBITDA in the Company’s Credit Agreement.

The Company does not intend for any of the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measure Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release, and reconciliations of the non-GAAP financial measure adjusted gross profit margin to gross profit margin are provided in the narrative above.

About AgroFresh

AgroFresh Solutions, Inc. (NASDAQ: AGFS) is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in over 40 countries worldwide. For more information, please visit www.agrofresh.com.

Investor Contact

Max Dutcher
FTI Consulting, Inc.
(212) 850-5677
Max.Dutcher@fticonsulting.com

Forward-Looking Statements

In addition to historical information, this release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company’s possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to the Business Combination and/or related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov.

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	Successor
	June 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$60,313	$57,765
Accounts receivable, net of allowance for doubtful accounts of $1,030 and $190, respectively	37,737	66,418
Inventories	17,930	44,176
Other current assets	19,123	12,297
Total current assets	135,103	180,656
Property and equipment, net	8,778	4,606
Goodwill	62,373	56,006
Intangible assets, net	805,251	825,056
Deferred income tax assets — noncurrent	50,914	12,278
Other assets	3,173	4,072
TOTAL ASSETS	$1,065,592	$1,082,674

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,248	$13,924
Current portion of long-term debt	4,250	4,250
Income taxes payable	2,857	1,801
Accrued expenses and other current liabilities	61,299	47,595
Total current liabilities	82,654	67,570
Long-term debt	405,123	406,286
Other noncurrent liabilities	177,706	164,630
Deferred income tax liabilities — noncurrent	1,575	285
Total liabilities	667,058	638,771

Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 50,632,817 and 49,940,548 shares issued and 49,971,436 and 49,528,214 shares outstanding at June 30, 2016 and December 31, 2015, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding	—	—
Treasury stock; par value $0.0001, 661,381 and 412,334 at shares at June 30, 2016 and December 31, 2015	(3,885)	(2,397)
Additional paid-in capital	474,181	472,494
Accumulated deficit	(70,941)	(20,640)
Accumulated other comprehensive loss	(826)	(5,559)
Total stockholders' equity	398,534	443,903
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,065,592	$1,082,674

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF LOSS
(Unaudited)
(In thousands, except share and per share data)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$18,385	$17,729	$46,796	$50,525
Cost of sales (excluding amortization, shown separately below)	15,833	5,110	39,653	10,117
Gross profit	2,552	12,619	7,143	40,408
Research and development expenses	3,808	5,932	8,237	10,515
Selling, general, and administrative expenses	14,546	8,500	34,212	14,862
Amortization of intangibles	9,899	7,218	19,798	14,485
Change in fair value of contingent consideration	(300)	—	(3,400)	—
Operating (loss) income	(25,401)	(9,031)	(51,704)	546
Other income	(1)	7	54	6
Loss on foreign currency exchange	(1,072)	—	(242)	—
Interest expense, net	(14,316)	—	(29,324)	—
(Loss) income before income taxes	(40,790)	(9,024)	(81,216)	552
(Benefit) provision for income taxes	(15,626)	4,985	(30,915)	12,081
Net loss	$(25,164)	$(14,009)	$(50,301)	$(11,529)
Net loss per common share:
Basic	$(0.51)	—	$(1.02)	—
Diluted	$(0.51)	—	$(1.02)	—
Weighted average shares outstanding
Basic	49,279,167	—	49,294,817	—
Diluted	49,279,167	—	49,294,817	—

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Successor	Predecessor
	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(50,301)	$(11,529)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	20,189	14,913
Accretion of contingent consideration	15,838	—
Decrease in contingent consideration	(3,400)	—
Stock based compensation	1,687	—
Amortization of inventory fair value adjustment	30,377	—
Amortization of deferred financing costs	1,121	—
Deferred income taxes	(33,798)	(3,833)
Loss on sales of property	1	(12)
Other	299	—
Changes in operating assets and liabilities:
Accounts receivable	29,617	30,743
Inventories	(3,764)	(5,389)
Prepaid expenses and other current assets	(6,834)	—
Accounts payable	1,181	290
Accrued expenses and other liabilities	3,482	—
Income taxes payable	1,008	(35,223)
Other assets and liabilities	1,244	(3,522)
Net cash provided by (used in) operating activities	7,947	(13,562)
Cash flows from investing activities:
Cash paid for property and equipment	(3,194)	(312)
Proceeds from sale of property	8	63
Net cash used in investing activities	(3,186)	(249)
Cash flows from financing activities:
Repayment of term loan	(2,125)	—
Repurchase of stock for treasury	(1,488)	—
Cash transfers to/from parent, net	—	13,811
Net cash (used in) provided by financing activities	(3,613)	13,811
Effect of exchange rate changes on cash and cash equivalents	1,400	—
Net increase in cash and cash equivalents	2,548	—
Cash and cash equivalents, beginning of period	57,765	—
Cash and cash equivalents, end of period	$60,313	$—
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$12,227	$—
Income taxes	2,213	—
Accrued purchases of property and equipment	796	—

GAAP to Non-GAAP Reconciliations

The following table sets forth reconciliations of the non-GAAP financial measure Adjusted EBITDA to its most closely comparable GAAP financial measure, net loss. See “Non-GAAP Financial Measures” above for more information.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
GAAP Net loss	$(25,164)	$(14,009)	$(50,301)	$(11,529)
(Benefit) provision for income taxes	(15,626)	4,985	(30,915)	12,081
Amortization of inventory step-up(1)	11,872	—	30,377	—
Share-based compensation(2)	836	129	1,297	335
Share-based compensation related to severance(3)	—	—	610	—
Interest expense(4)	14,316	—	29,324	—
Depreciation and amortization(2)	10,130	7,391	20,189	14,913
Stand-alone costs and other	96	—	240	—
Research and development cost synergies(5)	—	1,177	—	2,799
Severance related costs(3)	—	—	1,758	—
Other non-recurring costs(6)	3,261	383	9,744	383
Loss (gain) on currency translation	1,072	—	242	—
Mark-to-market adjustments, net(7)	(300)	—	(3,400)	—
Pro forma deferred revenue(8)	—	(500)	—	(1,000)
Franchise and state taxes	176	—	495	—
Non-GAAP Adjusted EBITDA*	$669	$(444)	$9,660	$17,982
*During the three months ended June 30, 2016, the Company identified certain additional non-recurring professional fees and other costs that were not previously included as add-backs in the Company's calculation of Adjusted EBITDA but are included in the above calculation for the three and six months ended June 30, 2016. Approximately $0.5 million of such non-recurring professional fees and other costs were incurred during the three months ended March 31, 2016. Such amounts are included as an add-back to net income to calculate Adjusted EBITDA for the six months ended June 30, 2016. Had such amounts been included in the calculation of Adjusted EBITDA for the three months ended March 31, 2016 as previously reported by the Company, Adjusted EBITDA for such period would have been $9.0 million, as compared to the $8.5 million originally reported.

(1)	The amortization of inventory step-up related to the acquisition of AgroFresh is charged to income based on the pace of inventory usage.

(2)
Expenses incurred during the period added back to EBITDA related to equity compensation, depreciation and amortization largely associated with the asset step-up and other non-recurring expenses incurred during the period.

(3)
Severance costs related to our former Chief Executive Officer, former President and other former personnel, including the net share-based compensation cost due to acceleration of vesting on restricted stock and forfeiture of stock options.

(4)	Interest paid on the term loan, inclusive of accretion for debt discounts, debt issuance costs and contingent consideration.

(5)	R&D savings related to two projects (Invinsa and IDC).

(6)	Non-recurring professional fees associated with becoming a stand-alone public company.

(7)	Non-cash fair value measurement adjustment related to the warrant liability and contingent earn-out liability.

(8)	Deferred revenue associated with a revenue agreement not included in the Business Combination.